SUBSCRIPTION AGREEMENT

THIS AGREEMENT by and between Unified Fund Services, Inc. (“Subscriber”), a Delaware corporation, and the Valued Advisers Trust (“Trust”), a statutory trust organized and existing under and by virtue of the laws of the State of Delaware.

In consideration of the mutual promises set forth herein, the parties agree as follows:

1.

The Trust agrees to sell to Subscriber and Subscriber hereby subscribes to purchase 10,000 Class A Shares (“Shares”) of beneficial interest of the IndexEdge Long-Term Portfolio Fund (the “Fund”), a series of the Trust, without par value, at a price of ten dollars ($10.00) per Share.

2.

Subscriber agrees to pay one hundred thousand dollars ($100,000) for all such Shares at the time of their issuance, which shall occur at any time on or before the effective date of the Trust’s Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission (“Registration Statement”).

3.

Subscriber acknowledges that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Subscriber also understands that any resale of the Shares or any part thereof, may be subject to restrictions under the federal securities laws, and that Subscriber may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4.

Subscriber represents and warrants that (i) Subscriber is acquiring the Shares solely for Subscriber’s own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that Subscriber has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future and (ii) Subscriber is knowledgeable and experienced with respect to the financial, tax, and business ownership of the Shares and is capable of evaluating the risks and merits of purchasing the Shares and can bear the economic risk of an investment in the Shares for an indefinite period of time and can suffer the complete loss thereof.

5.

Subscriber agrees that Subscriber will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 25th day of September, 2008.

Subscriber                          Valued Advisers Trust

By:     /s/ Melissa K. Gallagher                    By:      /s/ Carol J. Highsmith

     Melissa K. Gallagher, Sr. Vice President               Carol J. Highsmith, Vice President